First Internet Bancorp Authorizes Stock Repurchase Program

Fishers, Indiana, December 20, 2022 – The Board of Directors of First Internet Bancorp (the “Company”) (Nasdaq: INBK) has authorized a new stock repurchase program (the “Program”) with an aggregate purchase price of up to $25.0 million. The Program is scheduled to expire on December 31, 2023, and replaces the Company’s previously announced stock repurchase program. The Program permits the Company to acquire shares of its common stock from time to time in the open market or in privately negotiated transactions at prices management considers to be attractive and in the best interest of the Company and its shareholders. The Program does not obligate the Company to repurchase shares of its common stock, and there is no assurance that it will do so.

Any repurchases are subject to compliance with applicable laws and regulations. Repurchases will be conducted in consideration of general market and economic conditions as well as the financial and regulatory condition of the Company and First Internet Bank. The Program may be modified, suspended or discontinued at any time.

About First Internet Bancorp
First Internet Bancorp is a financial holding company with assets of $4.3 billion as of September 30, 2022.The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. First Internet Bank provides consumer and small business deposit, SBA financing, franchise finance, residential mortgage loans, consumer loans, and specialty finance services nationally as well as commercial real estate loans, construction loans, commercial and industrial loans, and treasury management services on a regional basis. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about First Internet Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements with respect to the Company’s stock repurchase program and timing and methods of executing the same. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking statements presented in this release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Factors that may cause actual results to differ materially from those made or suggested by the forward-looking statements contained in this release include those identified in the Company’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Director of Corporate Administration	President and Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com